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                                                                   EXHIBIT 23(B)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in the Registration Statements of Mirage Resorts, Incorporated on Form S-3 (File No. 2-87138), on Form S-3 (File No. 2-92051), on Form S-3 (File No. 2-96534), on Form S-3 (File No. 33-5693), on Form S-8 (File No. 33-16037), on Form S-3 (File No. 33-16572), on
Form S-8 (File No. 33-48394), on Form S-8 (File No. 33-63804) and on Form S-3 (File No. 33-50559) of our report dated February 11, 1994 on our audits of the consolidated financial statements and financial statement schedule of Mirage Resorts, Incorporated as of December 31, 1993, and for the years ended December 31, 1993 and 1992, which report is included in this Form 10-K.

COOPERS & LYBRAND L.L.P.

Los Angeles, California
March 29, 1995